Exhibit 10.43

MATTEL, INC.

PERSONAL INVESTMENT PLAN

FOURTH AMENDMENT TO THE OCTOBER 1, 2001 RESTATEMENT

W I T N E S S E T H:

WHEREAS, Mattel, Inc. (“Mattel”) sponsors the Mattel, Inc. Personal Investment Plan, as amended (the “Plan”); and

WHEREAS, Mattel desires to amend the Plan to (i) permit in-service withdrawals of Company Contribution Accounts, (ii) provide for the roll over of eligible rollover distributions to the Mattel Automatic Plan, (iii) change the Company Contributions formula and (iv) meet other current needs; and

WHEREAS, in Section 16.1 of the Plan, Mattel reserved the right to amend the Plan at any time in whole or in part;

NOW, THEREFORE, in order to effect the foregoing, Mattel does hereby declare that the Plan be, and it hereby is, amended as follows:

1. Section 2.15 is amended to read as follows:

2.15 Distributable Benefit.

“Distributable Benefit” shall mean the vested interest of a Participant in this Plan which is determined and distributable in accordance with the provisions of Article VIII.

2. The chart in Section 6.1(b) of the Plan is amended to read as follows:

Age as of Last Day of Preceding Month	Percentage of Compensation
Under 30	3%
30-39	4%
40-44	5%
45-49	6%
50-54	8%
55+	9%

3. The second sentence of Section 8.6(a) of the Plan is amended to read as follows:

A withdrawal other than on account of Hardship shall be made from the Participant’s Accounts in the following order, in each case up to the amount available for withdrawal in such Accounts: (i) After-Tax Contributions Account; (ii) Transfer/Rollover Account; (iii) Company Matching Account and (iv) Company Contributions Account.

4. Section 8.6(e) of the Plan is amended to read as follows:

(e) A withdrawal from a Participant’s vested interest in his Company Contributions Account may be made in accordance with rules of uniform application which the Committee may from time to time prescribe; provided, however, that unless the Participant has completed an aggregate of at least sixty (60) months of participation in this Plan and the Mattel Investment Plan, the F-P Savings Plan, the Tyco Plan, the PrintPaks Plan or the Pleasant Plan as of the date of withdrawal or has attained age 59-1/2 or is determined by the Committee to have a Total and Permanent Disability, or the withdrawal is necessary to relieve a hardship of the Participant or his family within the meaning of Section 8.6(d) of the Plan, any withdrawal from such Company Contributions Account shall not include amounts attributable to Company Contributions made within the two (2) year period preceding withdrawal.

5. The second sentence of Section 8.8(a) of the Plan is amended by deleting the phrase “Code Section 402(c)(8)(B)” and by substituting in lieu thereof the phrase “Code Section 402(c)(8)(B) (including the Mattel Automatic Plan (formerly known as the Fisher-Price Pension Plan)).”

6. Section 8.8 of the Plan is amended by adding the following new paragraph (h) to the end thereof:

(h) Any distribution payable to a Participant (other than a distribution of After-Tax Contributions which are not includible in income) shall be eligible for direct rollover from the Plan to the Mattel Automatic Plan (formerly known as the Fisher-Price Pension Plan) in accordance with the foregoing provisions of this Section 8.8; provided that such distribution must be in cash and must be made during a limited period established by the Committee. From and after the date of such rollover, neither the Participant for whom the rollover is made, nor any Beneficiary or other person claiming through or with respect to the Participant, shall be entitled to any benefits under the Plan with respect to the rollover amount, and all benefits with respect to the rollover amount shall be determined solely under the provisions of the Mattel Automatic Plan (and any successor plan) in effect from time to time. Such rollover shall be treated as a “direct rollover” under Treas. Reg. § 1.411(d)-4, Q&A 3, and as a result, no optional forms of benefit provided under this Plan and no other Code Section 411(d)(6) “protected benefits” (including the “separate account feature” of the Participant’s benefit under this Plan) (as such terms are defined in Treas. Reg. § 1.411(d)-4, Q&A 2 & 3) will be preserved or otherwise provided under the Mattel Automatic Plan from and after such direct rollover.

7. The amendments to the Plan set forth herein are contingent upon, and shall have no legal force or effect, unless and until (a) Mattel receives a determination from the Internal Revenue Service that the Mattel Automatic Plan remains qualified under Section 401(a) of the Internal Revenue Code and (b) the Senior Vice President—Human Resources of Mattel declares the Mattel Automatic Plan to be effective in a writing executed on behalf of Mattel by said officer that specifies the effective date for the Mattel Automatic Plan.

8. Except as expressly or by necessary implication amended hereby, the Plan shall continue in full force and effect.

IN WITNESS WHEREOF, Mattel has caused this instrument to be executed by its duly authorized officer this 23rd day of December, 2003.

MATTEL, INC.

By:	/s/ William Stavro
William Stavro, Senior Vice President and Treasurer

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